EXHIBIT 21

Subsidiaries

Hartman XX Limited Partnership (Texas)

Hartman ING Holdings LLC (Texas)

Hartman Richardson Heights Properties LLC (Texas)

Hartman Cooper Street Plaza LLC (Texas)

Hartman Bent Tree LLC (Texas)

Hartman Gulf Plaza LLC (Texas)

Hartman Mitchelldale LLC (Texas)